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                                                                  Exhibit 99.1
                                                                   Page 1 of 2


                        Report of Independent Accountants

March 27, 1998

To the Board of Directors of NationsBank, N.A.

We have examined management's assertion about NationsBank, N.A.'s compliance with the minimum servicing standards I-1, I-3, II-1 through II-4 (exceot as defined by section 4.02 of the Sale and Servicing Agreement dated July 1, 1996 ("the Agreement")), III-1, III-2, III-5, III-6, IV-1, V-1, VI-1 and VII-1 as identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as applicable to the Agreement, as of and for the year ended December 31, 1997 included in the accompanying management assertion for the Boatmen's Auto Trust 1996-A Securitization. Management is responsible for NationsBank, N.A.'s compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about NationsBank, N.A.'s compliance with the aforementioned minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on NationsBank, N.A.'s compliance with the minimum servicing standards.

In our opinion, management's assertion that NationsBank, N.A. complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 1997 is fairly stated, in all material respects.



/s/ Price Waterhouse LLP
------------------------
Price Waterhouse LLP


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                                                                  Exhibit 99.1
                                                                   Page 2 of 2





March 27, 1998

Price Waterhouse LLP
NationsBank Corporate Center
100 North Tryon Street, Suite 5400
Charlotte, North Carolina 28202

Ladies and Gentleman

As of and for the year ended December 31, 1997, NationsBank, N.A., a wholly-owned subsidiary of NationsBank Corporation, has complied in all material respects with the minimum servicing standards I-1, I-3, II-1 through II-4 (except as defined by section 4.02 of the Sale and Servicing Agreement dated July 1, 1996 ("the Agreement")), III-1, III-2, III-5, III-6, IV-1, V-1, VI-1, and VII-1 set forth in the Mortgage Bankers Association of America's
Uniform Single Attestation Program for Mortgage Bankers, as applicable to the Agreement, for the Boatmen's Auto Trust 1996-A Securitization. As of and for this same period, NationsBank, N.A. had in effect a fidelity bond and errors and omissions policy in the amount of $205 million.


/s/  Leslie J. Fitzpatrick                   /s/  John W. Brothers
--------------------------                   ---------------------
Leslie J. Fitzpatrick                        John W. Brothers
Senior Vice President                        Senior Vice President


/s/  Ruth S. Queen                           /s/ Thomas C. Bowers
------------------                           --------------------
Ruth S. Queen                                Thomas C. Bowers
Senior Vice President                        Senior Vice President


/s/  Tracy H. Chandler                       /s/  Carolyn G. Moore
----------------------                       ---------------------
Tracy H. Chandler                            Carolyn G. Moore
Vice President                               Vice President



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                                                              Exhibit 99.2
                        Annual Statement as to Compliance

                                NationsBank, N.A.

                           Boatmen's Auto Trust 1996-A

     This Officer's Certificate is executed pursuant to the Sale and Servicing Agreement dated as of July 1, 1996 (the "Agreement"), between Boatmen' s Auto Trust 1996-A, as Issuer, and The Boatmen's National Bank of St. Louis, as Seller and Servicer. The Boatmen's National Bank of St. Louis was merged into NationsBank, N.A. and NationsBank, N.A. assumed the obligations of Servicer. The undersigned, a duly authorized representative of the Servicer does hereby certify that:

1. Capitalized terms used in this Officer's Certificate have their respective meanings set forth in the Agreement.

2. NationsBank, N.A. is as of the date hereof the Servicer under the Agreement.

3. The undersigned is duly authorized pursuant to the Agreement to execute and deliver this Officer's Certificate to the Trustee.

4.   The certificate is delivered pursuant to Section 4.10 of the Agreement.

5. A review of the activities of the Servicer during the calendar year ended December 31, 1997, and of its performance under the Agreement was made under my supervision.

6. Based on such review, to the best of my knowledge, the Servicer has fully performed all its obligations under the Agreement throughout such calendar year, and no event which, with the giving of notice or passage of time or both, would constitute a default by the Servicer has occurred or is continuing.


IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Servicer, has duly executed this Officer's Certificate this 19th day of March, 1998.



                              By: /s/  Leslie J. Fitzpatrick
                                  --------------------------
                              Leslie J. Fitzpatrick
                              Senior Vice President